Exhibit A

(as of April 13, 2022)

Index Series of the Trust

Index Series	Effective Date
First Trust STOXX European Select Dividend Index Fund	10/12/2010
First Trust FTSE EPRA/NAREIT Developed Markets Real Estate Index Fund	10/12/2010
First Trust Dow Jones Global Select Dividend Index Fund	10/12/2010
First Trust Global Wind Energy Index ETF	10/12/2010
First Trust Global Engineering and Construction Index ETF	10/12/2010
First Trust NASDAQ Clean Edge Smart Grid Infrastructure Index Fund	10/12/2010
First Trust Indxx Global Natural Resources Income ETF	10/12/2010
First Trust Indxx Global Agriculture ETF	10/12/2010
First Trust BICK Index Fund	10/12/2010
First Trust Indxx NextG ETF (fka First Trust NASDAQ Smartphone Index Fund)	02/15/2011
First Trust S-Network Future Vehicles & Technology ETF (fka First Trust NASDAQ Global Auto Index Fund)	05/06/2011
First Trust Cloud Computing Index Fund	07/05/2011
First Trust International IPO ETF	10/10/2014
First Trust NASDAQ Cybersecurity ETF	07/02/2015
First Trust IPOX Europe Equity Opportunities ETF	10/01/2018
First Trust Dow Jones International Internet ETF	10/31/2018
First Trust Indxx Metaverse ETF	04/13/2022